EXHIBIT 99.1

CODE OF ETHICS — PERSONAL ACCOUNT DEALING

I. Statement of Purpose and Applicability

As business development companies (“BDCs”), Owl Rock Capital Corporation, Owl Rock Capital Corporation II and Owl Rock Technology Finance Corp. (each a “Company” and together, the “Companies”) are subject to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) which generally describes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by BDCs if affected by Access Persons (as defined below).

It is the Companies’ policy that no affiliated person of the Companies or their respective investment advisers, Owl Rock Capital Advisors LLC and Owl Rock Technology Advisors LLC (collectively, the “Owl Rock Advisers”), or to the extent it serves as principal underwriter to a Company, Owl Rock Capital Securities LLC may, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by the Companies:

•                 employ any device, scheme or artifice to defraud the Companies;

•                 make any untrue statement of a material fact to the Company or Companies or omit to state a material fact necessary in order to make the statements made to the Company or Companies, in light of the circumstances under which they are made, not misleading;

•                 engage in an act, practice, or course of business that operates or would operate as a fraud or deceit on the Companies; or

•                 engage in any manipulative practice with respect to the Companies.

Each of the Companies has adopted this Code of Ethics containing provisions it deems reasonably necessary to prevent those of its affiliated persons who are Access Persons from engaging in any of these prohibited acts.

In addition, the Owl Rock Advisers are each registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”).  Rule 204A-1 under the Advisers Act requires a registered investment adviser to establish, maintain and enforce a code of ethics that includes certain specified provisions.  The Owl Rock Advisers have adopted a separate code of ethics designed to meet the requirements of Rule 204A-1 and Rule 17j-1.

II. Definitions

Access Person —

•                  any director, employee, officer, general partner or member of the Companies or the Owl Rock Advisers

•                  any director, officer or employee of the Companies or the Owl Rock Advisers (or any company in a Control relationship to the Companies or the Owl Rock Adviser), who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security by the Companies, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and

•                  any natural person in a Control relationship to the Companies or the Owl Rock Advisers who obtains information concerning recommendations made to the Companies with regard to the purchase or sale of any Covered Security by the Companies.

Beneficial Ownership or Interest —

in general, any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership or Interest of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

Control —

the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.  Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company would be presumed to control such company. A natural person would not be presumed to be a controlled person. Any presumptions may be rebutted by evidence in accordance with Section 2(a)(9) of the 1940 Act.

Covered Security —

a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include:

•                  direct obligations of the Government of the United States;

•                  banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and

•                  shares issued by registered open-end investment companies (i.e., mutual funds); however, exchange traded funds structured as unit investment trusts or open-end funds are considered “Covered Securities.”

Non-interested Director —	a director of the Companies who is not an “interested person” of the Companies within the meaning of Section 2(a)(19) of the 1940 Act.

III. Standards of Conduct

•                  General Standards

(1)         No Access Person will engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of the Companies or their shareholders;

(2)         No Access Person will make use of any confidential information gained by reason of his or her employment by or affiliation with the Companies or affiliates thereof in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Companies or their shareholders.

(3)         No Access Person will recommend or authorize the purchase or sale of a Covered Security, including the writing of an option to purchase or sell a Covered Security or the use of a derivative product to take a position in a covered security, by the Companies or their affiliates without having disclosed, at the time of such recommendation or authorization, any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

(4)         No Access Person will disclose any confidential information concerning securities holdings or securities transactions of the Companies to persons outside the Companies, without obtaining prior written approval from the Chief Compliance Officer (“CCO”).  Notwithstanding the preceding sentence, such Access Person may disclose such information without obtaining prior written approval:

•                  when there is a public report containing the same information;

•                  when such information is disclosed in accordance with compliance procedures established to prevent conflicts of interest between the Companies and their affiliates;

•                  when such information is reported to directors of the Companies; or

•                  in the ordinary course of his or her duties on behalf of the Companies.

(5)         All personal securities transactions should be conducted consistent with this Code and in such a manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Companies.

•                  Prohibited Transactions

(1)         Preclearance Policy

Preclearance of trades helps to prevent personal trading from conflicting with Company transactions.  As such, Access Persons may not purchase or sell any Covered Security in which (s)he has, or by reason of such transaction would acquire, any direct or indirect Beneficial Ownership unless preclearance prior to engaging in such transaction has been obtained.

How to Obtain Preclearance:  Prior to conducting a trade, all Access Persons must enter transaction information into the ComplySci Preclearance System (“PTCC”) and follow the instructions to receive approval.

If preclearance is granted, it will be valid for five (5) business days from the day that approval was granted and the trade must take place within those days except in the case of a purchase or sale pursuant to a stop-loss order the terms of which were described in the preclearance request or in cases where the CCO specifies otherwise.  If the Access Person wishes to transact in a Covered Security on any day subsequent to the applicable approval period, (s)he must again obtain preapproval for the transaction.

If preclearance approval is not granted, Access Persons are not permitted to engage in the proposed transaction and should any direct further inquiries to the CCO.

Only the CCO may approve de minimis or other deviations or exceptions from this policy.

If the CCO is the person whose transaction requires preapproval, (s)he must obtain such approval from the Company’s CFO (or his designee).

An Access Person to the Owl Rock Advisers is not required to obtain prior approval from the CCO for any transaction if such approval was obtained pursuant to the Owl Rock Advisers’ code of ethics.

Certain Transactions May Be Denied Preclearance:  The following transactions will generally be denied preclearance:

•                  purchases of Covered Securities

•                  request for preclearance to sell any Covered Securities that (i) the Companies have purchased or sold within the last fifteen (15) calendar days or are purchasing or selling or intend to purchase or sell in the next fifteen (15) calendar days or (ii) the Owl Rock Advisers have within the last fifteen (15) days considered purchasing or intend to consider purchasing or selling within the next fifteen (15) calendar days.

Exclusion from Preclearance Requirements: Preclearance under this section is not required for the following transactions:

•                  purchases or sales over which an Access Person has no direct or indirect influence or control (e.g., transactions in an account managed by an unaffiliated investment manager where (i) the Access Person has no investment influence or discretion) and (ii) the Access Person provides to the CCO either a copy of the discretionary investment management agreement or a written certification from the investment manager describing the arrangement (“Approved Managed Account”);

•                  the acquisition of securities of the Companies directly from the Companies in connection with a primary public offering where such acquisition is made on the same basis and in the same manner as all other investors participating in such offering;

•                  purchases or sales effected pursuant to a program (such as a dividend reinvestment plan) in which periodic purchases (or sales) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation; provided that for any such program that is not a program generally available to shareholders or investors in an issuer (such as a dividend reinvestment plan), the purchase or sale program and any changes to the program must be approved in advance by the CCO.  However, your election to participate in the dividend reinvestment plan of any of the Companies, or to increase your level of participation in the plan, would be subject to this policy.  The policy also applies to your sale of any securities of the Companies purchased pursuant to the plan.

•                  purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

•                  acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

•                  purchases or sales of an employer’s securities by an employee pursuant to an employee stock purchase or other similar program, including purchases and sales under the employer’s 401(k) plan;

•                  transactions with the issuer of a security held by the Access Person pursuant to the terms of the security (e.g., exercise of a conversion or redemption right);

•                  charitable donations or other gifts of securities;

•                  purchases or sales of shares in publicly traded funds (including exchange-traded funds, publicly traded closed-end funds or publicly traded unit investments trusts) or structured products, the performance of which is based on a particular market index;

•                  purchases or sales of futures and options on currencies or on a securities index or on other securities in which transactions may be effected without pre-clearance under this Code of Ethics;

•                  other non-volitional events, such as exercise of an option at expiration (as opposed to an option exercise at any time prior to expiration, which option exercise does require pre-clearance);

•                  purchases or sales of municipal securities;

•                  purchases or sales of sovereign debt securities; or

•                  additional contributions to a private offering if the initial investment was approved pursuant to the preclearance procedure.

(2)         Restricted List: From time to time, the CCO may place certain securities on the Restricted List.  Access Persons may not purchase or sell any security included on the Companies’ or the Owl Rock Advisers’ Restricted Lists unless such Access Person has obtained prior written approval for such transactions from the CCO.

(3)         Initial Public Offerings:  Access Persons may not acquire Beneficial Ownership in any securities in any initial public offering unless such Access Person has obtained prior written approval for such purchase from the CCO.

(4)         Limited Offerings: Access Persons may not acquire Beneficial Ownership in any limited offering unless such Access Person has obtained prior written approval for such purchase from the CCO.  Approval, if granted, is valid for 120 days unless the CCO specifies otherwise.

Access Persons who have been authorized to acquire securities in a limited offering or who acquired the limited offering prior to commencing employment with the Companies or the Owl Rock Advisers must disclose that investment to the CCO when they are involved in the Companies’ subsequent consideration of an investment in such issuer.  Should the Owl Rock Advisers determine it appropriate to invest in this limited offering, the decision to invest must be independently reviewed by members of the investment team with no personal interest in the issuer.

IV. Access Person Reporting

•                  Applicability

All Access Persons are subject to the following reporting requirements except:

(1)         with respect to transactions effected for, and Covered Securities held in, an Approved Managed Account;

(2)         a Non-interested Director, who would be required to make a report solely by reason of being a Director, need not make: (i) an initial holdings or an annual holdings report; and (i) a quarterly transaction report, unless the Non-interested Director knew or, in the ordinary course of fulfilling his or her official duties as a Director, should have known that during the fifteen (15) day period immediately before or after such Non-interested Director’s transaction in a Covered Security, the Company purchased or sold the Covered Security, or the Company considered purchasing or selling the Covered Security;

(3)         an Access Person need not make a quarterly transaction report if the report would duplicate information electronically provided through PTCC; and

(4)         an Access Person who would otherwise be required to submit reports to the Company is not be required to submit such reports where such Access Person is required to file reports pursuant to the Owl Rock Adviser’s code of ethics.

•                  Report Types

All reports are to submitted through PTCC.

(1)         Initial Holdings Report. An Access Person must file an initial report in PTCC not later than 10 calendar days after that person became an Access Person.  A list of information required to be included in this report is included as Exhibit A.

(2)         Quarterly Transaction Report. An Access Person must file a quarterly transaction report in PTCC not later than 30 calendar days after the end of a calendar quarter. A list of information required to be included in this report is included as Exhibit A.

(3)         Annual Holdings Report. An Access Person must file an annual holdings report in PTCC not later than 30 calendar days after the end of a fiscal year.  A list of information required to be included in this report is included as Exhibit A.

(4)         New Account Reporting.  An Access Person must report any account established by the Access Persons in which any securities were held during the quarter for the direct or indirect benefit of the Access Persons.  The report must contain:

•                 the name of the broker, dealer or bank with whom the Access Person established the account;

•                 the date the account was established; and (iii) the date that the report is submitted by the Access Person.

(5)         Disclaimer of Beneficial Interest.  Any Access Person may at any time or from time to time deliver to the CCO a statement that his or her submission of any report hereunder or the delivery on his or her behalf of any duplicate account statement or information required under this Code shall not be construed as an admission by such Access Person that he or she has any direct or indirect Beneficial Interest in the Covered Security to which such report or such duplicate account statement or information relates.

V. Compliance Review and Reporting

•                  Review of Reports and Information

The CCO will review the reports submitted, and account statements and account information provided, under this Code to determine whether any transactions disclosed therein constitute a violation of this Code.  Before making any determination that a violation has been committed by any Access Person, the CCO shall afford the Access Person an opportunity to supply additional explanatory material.

•                  Company Reports.

No less frequently than annually, the CCO must furnish to the Board, and the Board must consider, a written report that:

(1)   describes any issues arising under the Code or procedures since the last report to the Board, including but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(2)   certifies that the Companies have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VI. Acknowledgment and Certifications

Upon becoming an Access Person and annually thereafter, all Access Persons will sign an acknowledgment and certification of their receipt of and intent to comply with this Code.

Each Access Person must also certify annually that (s)he has read and understands the Code and recognizes that (s)he is subject to the Code.  In addition, each Access Person must certify annually that (s)he has complied with the requirements of the Code and that (s)he has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

These certifications are completed in PTCC.

VII. Obligation to Report a Violation

Every Access Person who becomes aware of a violation of this Code of Ethics must report it to the CCO, who may report it to management personnel of the Companies as appropriate.  The CCO and the management personnel to whom a violation is reported shall promptly investigate the matter and take such disciplinary action as they consider appropriate under the circumstances.  Any form of retaliation against a person who reports a violation is prohibited and constitutes a violation of this Code of Ethics.  The Board of Directors of the Companies must be notified, in a timely manner, of remedial action taken with respect to violations of the Code of Ethics.

VIII. Sanctions

Upon determination that a violation of this Code of Ethics has occurred, the Companies may impose such sanctions as it deems appropriate, including, among other things, a memorandum of warning, a ban on personal trading or a suspension or termination of the employment of the violator.  Violations of this Code of Ethics and any sanctions imposed with respect thereto shall be reported in a timely manner to the Board of Directors of the Companies.

IX. Books and Records

The Companies will maintain records with respect to this Code of Ethics in the manner and to the extent set forth below:

•                  a copy of this Code of Ethics and any other code of ethics of the Company that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

•                  a record of any violation of this Code of Ethics, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•                  a copy of all written acknowledgements as required by this Code of Ethics for each person who is, or within the past five years was, an Access Person;

•                  a copy of each report submitted by an Access Person as required by the Rule or pursuant to this Code of Ethics shall be maintained for at least five years after the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

•                  a record of all persons within the past five years who are or were required to make reports pursuant to paragraph (d) of Rule 17j-1 or this Code of Ethics, or who are or were responsible for reviewing those reports, shall be maintained in an easily accessible place; and

•                  a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or in a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which such acquisition is approved.

All reports, duplicate account statements and other information filed or delivered to the CCO or furnished to any other person pursuant to this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and by representatives of the SEC.

Change History — Revision Review Dates

March 2016 (adopted)

August 2018